EX-28.a.ii

Amendment No. 1

to the

Agreement and Declaration of Trust

of

Advisers Investment Trust

The undersigned officer of Advisers Investment Trust, an Ohio business trust (the “Trust”), acting pursuant to Article VII, Section 7.3 of the Agreement and Declaration of Trust of the Trust, certifies hereby that the following resolutions were duly adopted by a majority of the Board of Trustees of the Trust on August 17, 2012, and are in full force and effect as of the date hereof:

RESOLVED, that pursuant to Section 7.3 of the Agreement and Declaration of Trust of Advisers Investment Trust (the “Trust”) dated as of March 1, 2011 (“Declaration”), a separate series of the shares of beneficial interest of the Trust shall hereby be established, relating to the Independent Franchise Partners US Equity Franchise Fund (the “Fund”); and

FURTHER RESOLVED, that the first paragraph of Article IV, Section 4.2 of the Declaration be, and it such paragraph hereby is, amended hereby by deleting such first paragraph of Article IV, Section 4.2, in its entirety, and substituting in place thereof the following new first paragraph of Article IV, Section 4.2:

Section 4.2 Establishment and Designation of Series. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series or Classes, the Trustees hereby establish and designate the following Series of Shares: Independent Franchise Partners US Equity Franchise Fund, Equity Fund, Bond Fund, Global Equity Fund, Small Cap Fund, Mid Cap Fund and Balanced Fund. The Shares of these Series and any Shares of any further Series or Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series or Class at the time of establishing and designating the same) have the following relative rights and preferences:

IN WITNESS WHEREOF, each has hereunto set his or her hand to be effective as of the 26th day of September, 2011.

Dated: September 26, 2012	/s/ Scott Englehart
Scott Englehart, President
Advisers Investment Trust